Exhibit 11.2

INSIDER TRADING POLICY

DATED NOVEMBER 29, 2021

I.	INTRODUCTION AND PURPOSES

This insider trading policy (the “Policy”) provides guidelines for directors, officers, executives, employees and consultants (collectively, “Theratechnologies Personnel”) of Theratechnologies Inc. and to those of its direct and indirect subsidiaries (collectively, “Theratechnologies” or the “Corporation”) concerning transactions in securities of the Corporation and related financial instruments.

It is illegal under Canada’s securities laws and regulations and those of other jurisdictions for persons in possession of privileged or undisclosed material information relating to an issuer to (i) trade in shares and other securities of such issuer or (ii) communicate such information to others or recommend that another person trade in the securities of such information. The prohibited activities are called “insider trading” and “tipping.”

The rules and procedures outlined in this Policy have been implemented in order to prevent improper trading in the securities of the Corporation and the improper communication of privileged or undisclosed material information by Theratechnologies Personnel. This Policy is also intended to ensure that Theratechnologies Personnel act in accordance with applicable laws and the highest standards of ethical and business conduct. Finally, this Policy aims to prevent Theratechnologies Personnel from engaging in activities that, although not illegal, may expose them or the Corporation to potential reputational risk.

The Vice President, Legal Affairs of the Corporation is responsible for this Policy (the “Trading Officer”). If any authorization referenced herein is required to be obtained from the Trading Officer and such officer is not available, then such authorization may be obtained from the Corporation’s Senior Vice President and Chief Financial Officer or, in the absence of both, the President and Chief Executive Officer.

II.	DEFINITIONS

“Designated Insider” means Theratechnologies Personnel that the Corporation has designated as a person who is subject to certain trading restrictions due to their access to Privileged Information about Theratechnologies.

“Designated Personnel” means Theratechnologies Personnel who, as a participant in a material acquisition, outsourcing project or other material event or transaction has been identified as a Designated Personnel by the Corporation.

“Privileged Information” means any information or change relating to the business, activities, affairs, operations, capital or financial position of the Corporation which has not been generally disclosed that would reasonably be expected to have a significant effect on the market price or value of the Corporation’s securities or that could affect the investment decision of a reasonable investor, and includes a decision to implement such a change made by the Board of Directors or senior management who believe that confirmation of the decision by the Board of Directors is probable. Schedule A to this Policy presents various examples of the types of events or information which may constitute Privileged Information.

“Related Financial Instrument” means (1) any instrument, agreement or security whose value, market price or payment obligations are based on the value, market price or payment obligations of a security of the Corporation; and (2) any other instrument, agreement or understanding that affects, directly or indirectly, a person’s economic interest in a security of the Corporation.

“Reporting Insider” means that certain Theratechnologies Personnel who are directors or executive officers designated by the Corporation as a reporting insider within the meaning of National Instrument 55-104 – Insider Reporting Requirements and Exemptions.

“Theratechnologies Securities” means shares, options, warrants, notes and any other securities that the Corporation may issue from time to time (such as bonds, debentures, convertible debentures, subscription receipts and other convertible securities) and includes, for the purposes of this Policy, any Related Financial Instrument.

“Trading Day” means a day on which the Toronto Stock Exchange or the NASDAQ Stock Market is open for trading.

III.	GENERAL RESTRICTIONS APPLICABLE TO ALL THERATECHNOLOGIES PERSONNEL

A.	INSIDER TRADING

Theratechnologies Personnel shall not, directly or indirectly, engage in any transaction involving Theratechnologies Securities, including changing an economic interest in a Related Financial Instrument, during any period commencing on the date that he, she or they possess Privileged Information and ending at the close of business on the first Trading Day following public disclosure of the Privileged Information.

Theratechnologies Personnel are also prohibited from trading in another public company’s securities or changing an economic interest in any related financial instrument pertaining to such public company’s securities while in possession of privileged information regarding that public company gained during the course of the work of Theratechnologies Personnel.

There are very limited exemptions to the foregoing restrictions under applicable laws, and any trading in reliance on such statutory exemptions should first be authorized under the pre-clearance procedure contained herein.

B.	CONFIDENTIALITY OF NON-PUBLIC INFORMATION

Disclosure of Privileged Information relating to Theratechnologies is prohibited, except as explicitly permitted herein.

C.	TIPPING

Theratechnologies Personnel are prohibited from disclosing (“Tip”) Privileged Information to any other person (including members of his or her immediate family or household), and Theratechnologies Personnel shall not make recommendations or express opinions as to trading in securities of Theratechnologies or other companies while having Privileged Information.

Tipping is a violation of law, even if the person disclosing the information does not personally make a trade or otherwise benefit from disclosing the information.

There are limited circumstances in which Privileged Information may be disclosed in the necessary course of business if there are no grounds to believe the Privileged Information will be used or disclosed contrary to applicable law. The question of whether a particular disclosure is being made in the necessary course of business is a mixed question of law and facts that must be determined on a case-by-case basis. However, the necessary course of business exception may, depending on the circumstances, cover communications with:

1)	vendors, suppliers or strategic partners on issues such as research and development, sales and marketing, and supply contracts;

2)	employees, officers, and board members;

3)	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Corporation;

4)	parties to negotiations;

5)	labour unions and industry associations;

6)	government agencies and non-governmental regulators; and

7)	credit rating agencies (provided that the information is disclosed to assist the agency in formulating a credit rating and the agency’s ratings generally are or will be publicly available).

No Theratechnologies Personnel may disclose Privileged Information under the exception of the necessary course of business unless it has been previously authorized under this policy. If Theratechnologies Personnel disclose Privileged Information under the exception of the necessary course of business, the Corporation should ensure that those receiving the information under such exception cannot pass the information to anyone else or trade on the basis of that information until the information has been generally disclosed. Obtaining a confidentiality agreement in these circumstances is considered a good practice and may help safeguard the confidentiality of the information.

If Theratechnologies Personnel believe they are faced with the circumstances described above, they should send a request to the Trading Officer to confirm whether such Privileged Information may be disclosed and the conditions under which it may so be communicated.

D.	CONSEQUENCES OF NON-COMPLIANCE

The consequences of insider trading and tipping can be severe. Theratechnologies Personnel who contravene applicable laws and regulations will be subject to disciplinary actions, which may include restrictions on future participation in equity-based incentive plans or termination of employment without notice or payment in lieu of notice, and expose themselves to criminal, penal and administrative actions by the relevant authorities, which could lead to substantial fines and imprisonment.

IV.	ADDITIONAL RESTRICTIONS APPLICABLE TO REPORTING INSIDERS, DESIGNATED INSIDERS AND DESIGNATED PERSONNEL

A.	TRADING RESTRICTIONS AND BLACKOUT PERIODS

Reporting Insiders and Designated Insiders shall not trade in Theratechnologies Securities during the period (each, a “Regularly Scheduled Blackout Period”) beginning on the day immediately following the end of a fiscal quarter and ending on and including the first (1st) Trading Day following the date of public disclosure of the financial results for that quarter.

Blackout periods may also be prescribed from time to time, for such length of time as is deemed necessary, as a result of special circumstances relating to the Corporation (each a “Discretionary Blackout Period” and, together with Regularly Scheduled Blackout Periods, a “Blackout Period”). The Trading Officer shall determine the Theratechnologies Personnel to which such Discretionary Blackout Period applies and such personnel shall become Designated Personnel which will be prohibited from trading in Theratechnologies Securities during the Discretionary Blackout Period.

Notwithstanding the foregoing, the Blackout Periods shall not prohibit the Corporation from (i) granting stock options and other equity awards to Theratechnologies Personnel as part of the yearly operational and planning and budget approval processes, as approved by the Board of Directors in accordance with applicable laws and regulations; (ii) automatic purchases or dispositions in accordance with applicable laws and regulations pursuant to any written automatic plan established by Theratechnologies prior to the relevant periods; and (iii) issuing deferred share units to the Corporation’s non-employee directors in accordance with the Corporation’s Deferred Share Unit Plan, as may be amended and/or restated from time to time, and the compensation policies of the board of directors which may then be in effect.

Theratechnologies Personnel who have signed a Confidentiality or Non-Disclosure Agreement and are as such Designated Personnel may only trade Theratechnologies Securities in accordance with the terms and conditions of such agreements.

Blackout Periods will also apply to all Theratechnologies Personnel with access to Privileged Information, such as during periods when certain Theratechnologies Personnel prepare financial statements, but results have not yet been publicly disclosed. Notice of such blackouts may or may not be communicated by the issuance of a formal notice.

B.	ANTI-HEDGING RESTRICTIONS

Theratechnologies Personnel shall not in respect of Theratechnologies Securities engage in: (i) short sales; (ii) transactions in derivatives in respect of Theratechnologies Securities such as put and call options; or (iii) any other hedging or equity monetization transaction in which the individual’s economic interest and risk exposure in Theratechnologies Securities is changed, such as collars or forward sales contracts. The foregoing restrictions shall not prohibit Theratechnologies Personnel from effecting a “cashless exercise” of options granted under the Corporation’s Stock Option Plan in accordance with the terms of the Stock Option Plan and the usual procedures of the broker used to facilitate the exercise of such Theratechnologies Personnel’s options.

There may be limited circumstances under which personal factors such as estate planning may lead a Theratechnologies Personnel to consider certain hedging or equity monetization transactions. The Board of Directors may, considering all relevant circumstances, determine if any such transaction may be allowed notwithstanding the general principle described above, and the conditions attaching to any such transaction before it may be implemented.

C.	SPECULATIVE TRADES

Theratechnologies Personnel must not engage in speculative trading in short-term price fluctuations in the value of securities of the Corporation.

D.	PRE-CLEARANCE OF TRADES

All Reporting Insiders, Designated Insiders and Designated Personnel who wish to make a transaction involving Theratechnologies Securities must first submit a written request to the Trading Officer. A request should specify the type of transaction (e.g., purchase or sale of shares or exercise of stock options and, in the case of the exercise of stock options, provide a confirmation of the intention to subsequently hold or sell the underlying shares). Schedule B hereto contains a suggested form of notification for pre-clearance for a trade. No trade may be carried out without the pre-clearance of the Trading Officer.

Any approval granted for any proposed transaction will be valid for a period of three (3) Trading Days, unless revoked prior to that time. No transaction may be carried out after the expiry of three (3) Trading Days following the receipt of approval unless such approval is renewed. To the extent that a material information remains non-public, Theratechnologies Personnel subject to a Blackout Period may not be given permission to trade in Theratechnologies Securities and may not be informed of the reason they may not trade. Any person that is made aware of the reason for an event-specific prohibition on trading shall not disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition.

Theratechnologies Personnel are reminded that, notwithstanding the pre-clearance of a trade by the Trading Officer, the ultimate responsibility for complying with the insider trading restrictions rests with the individual trading in Theratechnologies Securities.

E.	FILING INSIDER REPORTS

Under applicable Canadian securities legislation, a person or corporation who becomes a Reporting Insider of the Corporation must file an insider report within ten (10) days of the date of becoming a Reporting Insider electronically through the System for Electronic Disclosure by Insiders (‘‘SEDI”) at www.sedi.ca.

In addition, a Reporting Insider must file an insider trading report on SEDI within five (5) calendar days of the date of any change in the beneficial ownership of, or control or direction over, whether direct or indirect, Theratechnologies Securities or any interest in, or right or obligation associated with, a Related Financial Instrument. This includes, without limitation, the acquisition or the disposition of shares and options of the Corporation, as well as the entering into, amendment or termination of a Related Financial Instrument.

The Trading Officer may assist any Reporting Insiders in completing and filing insider reports provided such Reporting Insiders provide the necessary information to the Trading Officer, in a timely manner (immediately after the transaction in the case of a purchase or sale). However, the ultimate responsibility for complying with the insider filing requirements rests with the individual trading in Theratechnologies Securities. A failure to set up and maintain his or her SEDI profile and file the required insider reports within the appropriate deadline will result in a fine (currently 100$) for the Insider for each day in arrears.

Schedule A

Examples of Privileged Information

The examples below are merely examples of Priviliged Information and are not an exhaustive list. The examples below should be read in conjunction with the Insider Traditing Policy in its entirety.

Changes in Corporate Structure

●	Change in share ownership that may affect control of the Corporation
●	Major reorganizations, amalgamations or mergers
●	Take-over bids, issuer bids or insider bids

Changes in Capital Structure

●	Public or private sale of additional Theratechnologies Securities
●	Planned repurchases or redemptions of Theratechnologies Securities
●	Planned splits of common shares or offerings of warrants or rights to buy shares
●	Share consolidation, share exchange or stock dividend
●	Changes in Theratechnologies’s dividend payment or policies
●	Possible initiation of a proxy fight
●	Material modifications to the rights of security holders

Changes in financial Results

●	Significant increase or decrease in near-term earnings prospects
●	Unexpected changes in the financial results for any periods
●	Shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-down
●	Changes in the value or composition of the company’s assets
●	Any material change in the company’s accounting policy

Changes in Business Operations

●	Any development that affects the company’s resources, technology, products or markets
●	Significant change in capital investment plans or corporate objectives
●	Major labour disputes or disputes with major contractors or suppliers
●	Significant new contracts, products, patents, or services or significant losses of contracts or business
●	Significant discoveries by resource companies
●	Changes to the board of directors or executive management, including the departure of the company’s CEO or CFO (or persons in equivalent positions)
●	Commencement of, or developments in, material legal proceedings or regulatory matters
●	Waivers of corporate ethics and conduct rules for officers, directors, and other key employees
●	Notice that reliance on a prior audit is no longer permissible
●	De-listing of the company’s securities or their movement from one quotation system or exchange to another

Acquisitions and Dispositions

●	Significant acquisitions or dispositions of assets, property or joint venture interests
●	Acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Agreements

●	Borrowing or lending of a significant amount of money
●	Any mortgaging or encumbering of the company’s assets
●	Defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
●	Changes in rating agency decisions
●	Significant new credit arrangements

Schedule B

Notification of Intention to Trade in Securities

Attention: Vice President, Legal Affairs, of Theratechnologies Inc. (the “Corporation”)

In accordance with the Corporation’s Insider Trading Policy (the ‘‘Policy’’), I hereby notify you of my intention to execute the following transaction in securities of the Corporation and request approval of such transaction. Defined terms not otherwise defined herein have the meanings set out in the Policy.

Type of transaction (check one):

Purchase	Sale	Exercise of stock	Other
options

If you selected “Other”, please explain:

Type of shares to be traded:

Number of shares to be traded:

I confirm that I am aware of the legal prohibitions against insider trading and confirm that I am not in possession of any material information relating to the Corporation (and any of its subsidiaries) or any of its operations which has not been disclosed to the public generally.

I understand that the Policy supplements, and does not replace, applicable insider trading laws. I understand that a violation of insider trading or tipping laws and regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the Policy may subject me to disciplinary action by the Corporation, up to and including termination.

I understand that, notwithstanding any trading authorization granted upon approval of this form, I remain personally responsible for complying with the Policy and applicable securities laws and regulations.

Name (please print)	Signature	Date

Authorized by:

Name (please print)	Signature	Date

This authorization is valid for three (3) Trading Days on the Toronto Stock Exchange or the NASDAQ Stock Market, unless revoked prior to that time.